Exhibit 99.1
The amount reported consists of 100 shares of common stock owned of record by Sunstone Hotel Investors, L.L.C.  Westbrook Real Estate Partners, L.L.C. is the managing member of Westbrook Sunstone
Investors, LLC, which is the managing member of Westbrook SHP, LLC, which is a member of Sunstone Hotel Investors, L.L.C.  Westbrook Real Estate Partners, L.L.C. is also the managing member of
Westbrook Real Estate Partners Management III, LLC, which is the general partner of each of Westbrook Real Estate Fund III, L.P. and Westbrook Real Estate Co-Investment Partnership III, L.P., which together have the power to appoint a majority of the members of the executive committee of WB Hotel Investors, LLC, and which together with Westbrook SHP, LLC, have the power to appoint three-
fourths of the members of the executive committee of Sunstone Hotel Investors, L.L.C.  Westbrook Real Estate Partners, L.L.C. is also the managing member of Westbrook Real Estate Partners Management
IV, LLC, which is the general partner of each of Westbrook Real Estate Fund IV, L.P. and Westbrook Real Estate Co-Investment Partnership IV, L.P., which together have the power to appoint a majority of the members of the executive committee of Sunstone/WB Hotel Investors IV, LLC.  Sunstone/WB Hotel Investors IV, LLC has the power to appoint a majority of the members of the executive committee of
Sunstone/WB Manhattan Beach, LLC.  Mr. Kazilionis is a Managing Principal of Westbrook Real Estate Partners, L.L.C. and a member of the executive committees of each of Sunstone Hotel Investors,
L.L.C., WB Hotel Investors, LLC, Sunstone/WB Hotel Investors IV, LLC and Sunstone/WB Manhattan Beach, LLC.  Mr. Kazilionis disclaims ownership of all shares in excess of his pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of the Securities Exchange Act of
1934, as amended, or for any other purpose.